Exhibit 12.1
LaSalle Hotel Properties
Computation of Ratios of Earnings to Fixed Charges
(in thousands, except ratio data)
(unaudited)

	For the year ended December 31,
	2017	2016	2015	2014	2013

Net income attributable to common shareholders	$174,609	$234,575	$123,383	$197,561	$70,984
Income tax expense (benefit)	1,699	5,784	(1,292)	2,306	470
Noncontrolling interests	282	354	277	652	320
Fixed charges	47,073	49,569	61,425	64,404	61,871
Amortization of capitalized interest	809	850	755	690	683
Capitalized interest	(762)	(398)	(902)	(400)	(649)
Earnings	$223,710	$290,734	$183,646	$265,213	$133,679
Fixed Charges
Interest	$36,595	$40,416	$51,702	$54,459	$55,263
Loss on extinguishment of debt	1,706	0	831	2,487	0
Capitalized interest	762	398	902	400	649
Amort. of discounts and capitalized cost related to indebtedness	2,771	3,359	2,631	2,169	2,253
Estimate of interest within rental expense	5,239	5,396	5,359	4,889	3,706
Total fixed charges	$47,073	$49,569	$61,425	$64,404	$61,871
Ratio of earnings to fixed charges	4.75	5.87	2.99	4.12	2.16

LaSalle Hotel Properties
Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends
(in thousands, except ratio data)
(unaudited)

	For the year ended December 31,
	2017	2016	2015	2014	2013

Net income attributable to common shareholders	$174,609	$234,575	$123,383	$197,561	$70,984
Income tax expense (benefit)	1,699	5,784	(1,292)	2,306	470
Noncontrolling interests	282	354	277	652	320
Fixed charges	65,097	67,775	73,594	78,737	79,256
Amortization of capitalized interest	809	850	755	690	683
Capitalized interest	(762)	(398)	(902)	(400)	(649)
Earnings	$241,734	$308,940	$195,815	$279,546	$151,064
Fixed Charges
Interest	$36,595	$40,416	$51,702	$54,459	$55,263
Loss on extinguishment of debt	1,706	0	831	2,487	0
Capitalized interest	762	398	902	400	649
Amort. of discounts and capitalized cost related to indebtedness	2,771	3,359	2,631	2,169	2,253
Estimate of interest within rental expense	5,239	5,396	5,359	4,889	3,706
Preference security dividends	18,024	18,206	12,169	14,333	17,385
Total fixed charges and preference security dividends	$65,097	$67,775	$73,594	$78,737	$79,256
Ratio of earnings to combined fixed charges and preferred share dividends	3.71	4.56	2.66	3.55	1.91